FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Applica Shareholders Approve Merger with Affiliates of
Harbinger Capital Partners
     Miramar, Florida (January 23, 2007) — Applica Incorporated (NYSE: APN) announced that at a special meeting of its shareholders held today, the merger agreement with affiliates of Harbinger Capital Partners Master Fund I, Ltd. and Harbinger Capital Partners Special Situations Fund, L.P. (together, “Harbinger Capital Partners”) was adopted and approved. Applica anticipates that the merger with Harbinger Capital Partners will be completed later today. Upon consummation of the merger, each outstanding share of Applica common stock (other than shares owned by Applica or Harbinger Capital Partners) will be cancelled and converted into the right to receive $8.25 in cash, without interest.
About Applica Incorporated:
     Applica and its subsidiaries are marketers and distributors of a broad range of branded and private-label small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®; its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®; and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Mexico, Latin America and the Caribbean. Additional information about Applica is available at www.applicainc.com.
About Harbinger Capital Partners:
     The Harbinger Capital Partners investment team located in New York City manages in excess of $5 billion in capital through two complementary strategies. Harbinger Capital Partners Master Fund I, Ltd. is focused on restructurings, liquidations, event-driven situations, turnarounds and capital structure arbitrage, including both long and short positions in highly leveraged and financially distressed companies. Harbinger Capital Partners Special Situations Fund, L.P. is focused on distressed debt securities, special situation equities and private loans/notes in a predominantly long-only strategy.

Black & Decker® is a trademark of The Black & Decker Corporation, Towson, Maryland.